Exhibit 99.1

January 4, 2018

OncoMed Provides 2018 Outlook and 2017 Year-End Cash Balance and Announces an Update on the Rosmantuzumab Program

Year-end 2017 Cash Balance of $103.1 Million

Presentation of Clinical Data on Phase 1 programs expected in 2018

REDWOOD CITY, Calif. – January 4, 2018 – OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED), a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics, today announced its 2018 pipeline outlook and pre-announced its 2017 year-end cash balance, as well as an update on the rosmantuzumab (anti-RSPO3, OMP131-R10) clinical program.

OncoMed is advancing navicixizumab, anti-TIGIT, and GITRL-Fc programs, as well as on-going immuno-oncology discovery efforts to meaningful inflection points in 2018. Enrollment is robust in all ongoing clinical trials, and OncoMed anticipates reporting navicixizumab and anti-TIGIT data in 2018 as appropriate pending progress of on-going studies.

OncoMed ended 2017 with approximately $103.1 million in cash. OncoMed’s current cash is estimated to be sufficient to fund operations through at least the third quarter of 2019, without taking into account future potential milestone payments from partners. Full-year net cash burn for 2017 was approximately $81.5 million, in accordance with the company’s 2017 guidance. OncoMed estimates 2018 operating cash burn to be less than $55 million, before considering potential milestones/opt-ins.

Enrollment has concluded in the Phase 1a/b clinical program of rosmantuzumab that included five patients harboring a RSPO3 gene fusion, as well as patients with high RSPO3 gene expression levels. OncoMed’s clinical experience to date in treating these patients has failed to provide compelling evidence of clinical benefit. The Company expects that data from the Phase 1 study will be presented at a future medical conference and is discussing next steps with its partner Celgene.

“We would first like to thank the patients and the investigators who participated in the Phase 1 trial of rosmantuzumab. While we are disappointed in these data, we look forward to discussing next steps for the rosmantuzumab program with our partner Celgene.” said Robert Stagg, Pharm.D., Senior Vice President of Clinical Research.

Pipeline Outlook

Anti-TIGIT (OMP-313M32)

•	OncoMed to initiate the Phase 1b portion of its anti-TIGIT trial to study anti-TIGIT in combination with anti-PD1 in the first half of 2018. The Phase 1b portion of the anti-TIGIT trial will be designed to assess safety and tolerability of escalating doses of the combination treatment.

•	OncoMed continues enrollment in the Phase 1a single-agent study of anti-TIGIT in patients with advanced or metastatic solid tumors. The Phase 1a study is designed to assess the maximum tolerated dose, safety and tolerability, pharmacokinetics, biomarkers and preliminary efficacy of escalating doses.

•	Anti-TIGIT data to be presented in 2018 as appropriate pending progress of the on-going study.

Navicixizumab (anti-DLL4/VEGF bispecific; OMP-305B83)

•	Enrollment continues in two Phase 1b multi-center, open-label, dose escalation and expansion studies of OncoMed’s anti-DLL4/VEGF bispecific antibody in combination with standard-of-care chemotherapies: one in patients with platinum-resistant ovarian cancer who have failed more than two prior therapies or prior bevacizumab and a second in patients with 2nd line metastatic colorectal cancer.

•	Interim data from at least one of these trials are expected to be reported in 2018.

GITRL-Fc (OMP-336B11)

•	OncoMed continues to enroll patients in a Phase 1a single agent study of its wholly-owned GITRL-Fc in patients with advanced or metastatic solid tumors. The Phase 1a study is designed to assess the maximum tolerated dose, safety and tolerability, pharmacokinetics, biomarkers and preliminary efficacy of escalating doses.

•	GITRL-Fc is a fusion protein with an Fc-linked fully human trimer ligand and is designed to activate the co-stimulatory receptor GITR (glucocorticoid-induced tumor necrosis factor receptor) to enhance T-cell modulated immune responses.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics. OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer’s growth, resistance, recurrence and metastasis. Navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83), rosmantuzumab (anti-RSPO3, OMP131-R10) and anti-TIGIT (OMP-313M32) are part of OncoMed’s strategic alliance with Celgene Corporation. OncoMed is independently developing GITRL-Fc (OMP-336B11), as well as continuing to pursue new drug discovery research. For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, OncoMed’s intentions and expectations regarding the period of time during which cash will be available to fund OncoMed’s operations; OncoMed’s cash burn for 2018; OncoMed’s ability to advance its clinical programs and immuno-oncology discovery programs, including advancing its programs to meaningful inflection points in 2018; and the timing of updates on OncoMed’s clinical programs. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed’s dependence on its collaboration partner Celgene for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; and OncoMed’s dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 9, 2017, OncoMed’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2017, and OncoMed’s other current and periodic reports filed with the SEC.

Investor Relations Contact:

Peter Rahmer

Trout Group

prahmer@troutgroup.com

(646) 378-2973

Mike Zanoni

Trout Group

mzanoni@troutgroup.com

(646) 378-2924

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